Exhibit 99.1

News Release

Contact:
Jen Hartmann
Director, Public Relations
HartmannJenniferA@JohnDeere.com

Deere & Company Raises Quarterly Dividend

MOLINE, IL (August 30, 2023) –The Deere & Company (NYSE: DE) Board of Directors today declared a quarterly dividend of $1.35 per share payable November 8, 2023 to stockholders of record on September 29, 2023.

The new quarterly rate represents an additional 10 cents per share over the previous level of $1.25.